Exhibit 8.2

October 28, 2019

SemGroup Corporation.

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

Ladies and Gentlemen:

We have acted as counsel to SemGroup Corporation, a Delaware corporation (“SemGroup”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, a Delaware limited partnership (“Energy Transfer”), Nautilus Merger Sub LLC, a Delaware limited liability company and SemGroup (the “Merger Agreement”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement; (iii) the statements and representations made by and on behalf of Energy Transfer in its officer’s certificate (the “Officer’s Certificate”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and

October 28, 2019

conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of SemGroup and Energy Transfer in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificate are and, at all times up to the Effective Time, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of SemGroup and Energy Transfer in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge or belief of any person or entity are and, at all times up to the Effective Time, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement and, at all times up to the Effective Time, there will be no such plan, intention, understanding or agreement; and (6) SemGroup and Energy Transfer will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct in all respects at the time made and will continue to be true, complete and correct in all respects at all times up to the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, in each case as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger”, we are of the opinion that, under current U.S. federal income tax law:

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•

each U.S. holder (as defined in the Registration Statement) of Company Common Stock will be treated as having (a) sold an undivided portion of each share of Company Common Stock exchanged by such holder pursuant to the Merger (equal to the ratio, expressed as a percentage, that (x) the per share cash amount received by such holder in exchange for its Company Common Stock pursuant to the Merger bears to (y) the fair market value of the total Merger Consideration) for cash in a fully taxable transaction, and (b) contributed the remaining undivided portion of each share of Company Common Stock to Energy Transfer in exchange for Common Units (the “Contribution”); and

•	a U.S. holder should not recognize gain or loss with respect to the Contribution pursuant to Section 721(a) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP